THIRD AMENDED AND RESTATED SECURITY AGREEMENT


     This THIRD AMENDED AND RESTATED SECURITY AGREEMENT (this
"Assignment") dated as of the 1st day of August, 1995, between JMB/245 PARK AVENUE ASSOCIATES, LTD., an Illinois limited partnership (herein, together with its successors and assigns, the "Borrower"), having its address at 900 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611, and JMB REALTY CORPORATION (herein, together with its successors and assigns, "JMB"), having its office at 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611.

                     W I T N E S S E T H:

     WHEREAS, Borrower has heretofore made in favor of Bank of America Illinois (successor in interest to Continental Bank, N.A. and formerly known as Continental Illinois National Bank and Trust Company of Chicago) (the "Bank") certain promissory notes in the amounts of $15,000,000 and $35,000,000, each dated as of December 29, 1983 (herein, said notes, as amended, are called, respectively, the "$15,000,000 Note" and the "$35,000,000 Note", and collectively, the "Original Notes"); and

     WHEREAS, the Borrower executed and delivered to the Bank, and the Bank accepted, those certain Security Agreements each dated as of December 29, 1983 (the "Original Security Agreements") securing the $15,000,000 Note and the $35,000,000 Note respectively; and

     WHEREAS, the Borrower and the Bank heretofore determined that the original intention of the parties with respect to certain matters set out in the Original Security Agreements would be more accurately expressed if the Original Security Agreements were modified in certain respects, and that the most appropriate way in which to accomplish that result was to amend and restate the Original Security Agreements as First Amended And Restated Security Agreements each dated as of December 29, 1983 between the Borrower and the Bank (the "First Amended and Restated Security Agreements"); and

     WHEREAS, Bank has previously advanced the full amount under the Original Notes pursuant to certain term loans evidenced by the Original Notes; and

     WHEREAS, the Borrower and Bank amended and restated the Original Notes to provide for two Amended and Restated Promissory Notes dated as of December 31, 1993, each in the principal amount of $25,000,000, and each according to such other terms as set forth in each such Amended and Restated Promissory Note (collectively, the "Existing Notes") and;


     WHEREAS, the Borrower has executed and delivered to the Bank those certain Second Amended and Restated Security Agreements each dated as of December 31, 1993, pursuant to which the Borrower and the Bank agreed to amend and restate the First Amended and Restated Security Agreements to secure each of the Existing Notes (collectively, the "Second Amended and Restated Security Agreements") and;

     WHEREAS, the Borrower executed and delivered to the Bank that certain Promissory Note dated as of December 31, 1993 in the original principal amount of $2,194,631.25 ("Interest Exchange Note") in payment of the Borrower's outstanding indebtedness to the Bank under that certain Interest Exchange Agreement dated as of February 1, 1984; and

     WHEREAS, in order to secure the Borrower's indebtedness to the Bank under the Interest Exchange Note, the Borrower executed and delivered to the Bank that certain Security Agreement dated as of December 31, 1993 (the "Interest Exchange Note Security Agreement"); and

     WHEREAS, JMB has from time to time made advances to the Borrower to enable the Borrower to pay interest and principal under one of the Existing Notes and certain other expenses and expects to make additional advances to pay other expenses, and the obligation of the Borrower to repay such advances is evidenced by that certain Subordinated Demand Note dated December 31, 1993 made payable by the Borrower in favor of JMB, providing for the maximum outstanding principal amount of $40,000,000 (as amended or restated from time to time, the "Existing JMB Note").

     WHEREAS, pursuant to that certain letter agreement dated as of July 31, 1995, the Bank and Mellon Bank, N.A. ("Mellon") agreed to sell, and JMB agreed to purchase, all of the Bank's and Mellon's respective right, title and interest in and to the Existing Notes, the Interest Exchange Note, the Second Amended and Restated Security Agreements, the Interest Exchange Note Security Agreement and other agreements referenced therein (collectively, the "Existing Documentation").

     WHEREAS, JMB and the Borrower have agreed to amend and restate the Existing Documentation and the Existing JMB Note pursuant to that certain Fourth Amendment to Loan Documents dated as of August 1, 1995 pursuant to which the Borrower has executed and delivered to JMB (a) that certain Second Amended and Restated Promissory Note dated August 1, 1995 in the original principal amount of $16,042,000, made payable to JMB (as amended or restated from time to time, the "Restated Promissory Note I"), (b) that certain Second Amended and Restated Promissory Note dated August 1, 1995 in the original principal amount of $25,000,000, made payable to JMB (as amended or restated from time to time, the "Restated Promissory Note II"),
(c) that certain Amended and Restated Promissory Note dated August 1, 1995 in the original principal amount of $2,194,631.25, made payable to JMB (as amended or restated from time to time, the "Restated Promissory Note III", the Restated Promissory Note I, the Restated Promissory Note II and the Restated Promissory Note III collectively referred to herein as the "Restated Promissory Notes") and (d) that certain Amended and Restated Demand Note dated August 1, 1995 in the maximum principal amount of $40,000,000 made payable by the Borrower to JMB (as the same may be amended or restated from time to time, the "JMB Note").

     WHEREAS, the Borrower and JMB desire to amend and restate the Second Amended and Restated Security Agreements and the Interest Exchange Note Security Agreement to, among other things, provide for one agreement that secures all of the Restated Promissory Notes and the JMB Note;

     NOW THEREFORE, in consideration of the reciprocal undertakings set out herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Borrower and JMB, THE SECOND AMENDED AND RESTATED SECURITY AGREEMENTS AND THE INTEREST EXCHANGE NOTE SECURITY AGREEMENT ARE HEREBY AMENDED AND RESTATED TO READ IN THEIR ENTIRETY AS FOLLOWS:

     1. Definitions. When used herein, the following terms shall have the following meanings:

     "Acquisition Agreement" shall mean that certain Agreement dated as of the 29th day of December, 1983, by and among Olympia & York Holdings Corporation, an Ontario, Canada corporation, O & Y Equity Corp., a New York corporation (together with any successor or assign of its interest in 245 (hereinafter defined), "O & Y Equity"), Fame Associates, a New York general partnership ("Fame"), and Borrower, respecting the acquisition by Borrower of an interest in 245.

     "Agreement" shall mean that certain First Amended and Restated Agreement of General Partnership of 245 Park Avenue Company, dated December 29, 1983, by and between O & Y Equity Corp., Fame and Borrower, amending and restating a New York general partnership known as 245 Park Avenue Company, as subsequently amended by that certain First Amendment dated December 29, 1986, that certain letter agreement dated March 6, 1987 and that certain Amended Business Certificate for Partners (which among other things reflects the sale of Fame's partnership interest to an affiliate of O & Y Equity) dated June 30, 1988, as such Agreement may be further amended, supplemented or modified.

     "Collateral" shall mean individually and collectively all property or rights in which a security interest is granted hereunder.

     "Consent Agreement" shall mean that certain Consent Agreement dated as of December 29, 1983 between the Bank and the Borrower as amended by that certain Fouth Amendment to Loan Documents dated as of August 1, 1995 between Borrower and JMB and as may be further amended, supplemented or modified.


     "Default" shall mean any of the following: (a) Borrower shall default in the performance of any of Borrower's obligations or covenants under this Assignment, and such default shall continue uncured for a period of thirty
(30) days after notice thereof from JMB to Borrower; (b) any representation or warranty contained herein is not true in any material respect, and remains untrue in any material respect for a period of thirty (30) days after notice thereof from JMB to Borrower; (c) Borrower shall default (and after any applicable grace period for cure) in the performance of any of its obligations under the Agreement and any party exercises its remedies against Borrower in respect of such default; (d) any event of default under any of the Restated Promissory Notes or the JMB Note (i.e. after any applicable grace period), or any default (and after any applicable grace period for cure) under any of the other Loan Documents; (e) 245 shall default (and after any applicable grace period for cure) under obligations that give rise to liens or encumbrances on its property and as a result any party accelerates such obligations or exercises remedies in connection therewith.

     "Liabilities" shall mean all obligations of Borrower, or its successors or assigns, to JMB under the Restated Promissory Notes, the JMB Note, this Assignment, and all other Loan Documents, howsoever created, arising, or evidenced, whether direct or indirect, absolute or contingent, "recourse" or "non-recourse", now or hereafter existing, or due or to become due; including, without limitation, advances made by JMB pursuant to this Assignment to protect JMB's interest in the Collateral and all costs and expenses of collection under and enforcement of this Assignment and the other Loan Documents.

     "Loan Documents" shall mean the Restated Promissory Notes, the
Consent Agreement, the JMB Note and this Assignment, as each of them may be contemporaneously herewith or hereinafter further amended, restated or supplemented.

     "O & Y Guaranty" shall mean that certain Guaranty made as of the 29th day of December, 1983, by O & Y Equity in favor of Borrower and 245.

     "Permitted Amount" shall mean $100,000,000 on the date hereof, or such other amount as the parties shall hereafter agree to in writing in their sole discretion.


     "Permitted Liens" shall mean, collectively, such security interests as are permitted under Sections 2.2 and 2.7 of the Agreement to secure amounts up to the Permitted Amount, security interests relating to certain existing additional indebtedness certified by Borrower to the Bank as of January 1, 1994, and the security interests created or continued under this Assignment.

     "245" shall mean 245 Park Avenue Company (formerly Olympia & York Estates Company), a New York general partnership. "245 Properties" shall mean all properties and rights owned by 245, including, without limitation, the real property commonly known as 245 Park Avenue, New York, New York.

     2. Grant of Security Interest. As security for payment of all Liabilities, the Borrower hereby mortgages, sells, assigns, transfers, and sets over to JMB and grants to JMB a security interest in and to the following, whether now owned or hereafter acquired: (a) all right, title, and interest of the Borrower in and to 245 (currently amounting to a 48.2467039% general partnership interest therein), whether as a result of direct investments or contributions, or otherwise; (b) all right, title and interest of Borrower in and to the 245 Properties; (c) all right, title, and interest of Borrower in and to the Agreement, as may be amended or restated from time to time, and all proceeds, payments, profits, and distributions under the Agreement of every kind and character whatsoever including, without limitation, current distributions, income, return of capital, loan repayment, reimbursements, rents, profits, surpluses, compensation (for services or otherwise), or distributions from sale, financing, refinancing, redemption, or repurchase, or as a result of liquidation or dissolution, or otherwise; (d) all right, title, and interest of Borrower in and to the Acquisition Agreement (including, without limitation, all of Borrower's rights under any representations or warranties or covenants or indemnities contained therein); (e) all right, title, and interest of Borrower in and to the O & Y Guaranty, including, without limitation, the right to sue thereunder and otherwise enforce Borrower's rights thereunder; (f) all right, title and interest of Borrower in and to any title, casualty, liability, workmen's compensation, or other insurance policies relating to 245 Properties; and (g) the proceeds and products of and from any and all of the foregoing.

     3. Warranties Respecting the Collateral and Other Matters. The Borrower represents and warrants that (a) the Borrower is the owner of all Collateral free and clear of any lien, security interest, encumbrance or any other right or interest of any other person except the Permitted Liens;
(b) to the best of the Borrower's knowledge, there is no assignment or financing statement now on file or of record in any public office covering any of the Collateral except in connection with the Permitted Liens; (c) the Borrower has full power and authority to subject the Collateral to the security interest herein granted; (d) the Borrower has furnished JMB with a true and correct copy of the Agreement and the Acquisition Agreement, with all amendments to any of them to date, and, to the best of the Borrower's knowledge, the Borrower has fully performed all of its obligations and satisfied all liabilities in the Acquisition Agreement and the Agreement;
(e) 245 is a general partnership duly organized and validly existing and in good standing under the laws of New York and is authorized to do business in each jurisdiction where its business or properties requires such an authorization; (f) Borrower, and each general partner of Borrower, is duly organized and validly existing and in good standing under the laws of Illinois and is or will be qualified to do business in each jurisdiction where its business or properties may require such qualification and the failure to do so might result in material adverse consequences to such entity; (g) Borrower, and each general partner of Borrower, has full power and due authority to execute, deliver and perform this Assignment, the Restated Promissory Notes, the JMB Note and the other Loan Documents, in accordance with their terms. Such execution, delivery and performance has been duly authorized by all necessary corporate or partnership action and approved by each required governmental authority or other party, and the obligations of Borrower and every other party thereto under each are the legal, valid and binding obligations of each, enforceable by JMB in accordance with their terms subject to the potential effect of bankruptcy laws and other applicable laws affecting the rights of creditors generally;
(h) the Borrower is the owner of a 48.2467039% general partnership interest in 245, (i) the execution, delivery and performance of this Assignment, the Restated Promissory Notes, the JMB Note or any other Loan Documents, does not conflict with any provision of law (including, without limitation, any usury or federal or state securities law) or of the Agreement or the O & Y Guaranty or any other agreement binding upon Borrower or 245; (j) except as set forth in writing from the Borrower to JMB, neither Borrower, nor, to the best of the Borrower's knowledge, any general partner of Borrower or any entity constituting Borrower, nor 245, is a party to any litigation regarding the subject matter of any of the foregoing representations and
(k) all information with respect to the Collateral as set forth in any writing furnished at any time heretofore or hereafter to JMB does not contain, at the time furnished and to the best of the Borrower's knowledge, any misleading or untrue statement of fact material to this Assignment, the Restated Promissory Notes, the JMB Note, or any of the other Loan Documents.

     4. Agreements Respecting the Collateral and Other Matters. The Borrower will (a) not sell, pledge, mortgage, assign, transfer or otherwise dispose of, or create or suffer to be created any lien, levy, security interest, or encumbrance on, any of the Collateral, except for the Permitted Liens, and will pay or cause to be paid when due all taxes, assessments, charges, and liens lawfully imposed, assessed, or levied on any of the Collateral; (b) defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein adverse to JMB except for the Permitted Liens; (c) from time to time execute such financing statements and other documents and will do and perform all such other acts and things, all as JMB may request, to establish and maintain a valid security interest in the Collateral (free of all other claims whatsoever except for the Permitted Liens) to secure the payment of the Liabilities; (d) keep, at its address shown above, or at the office of the building manager of 245 Park Avenue, New York, New York (or such other place or places in Chicago, Illinois or New York, New York, as Borrower may from time to time designate to JMB in writing) all its records concerning the Collateral, which records will be of such character as will enable JMB or its designees to determine at any time the status thereof;
(e) furnish JMB such information concerning the Collateral as JMB may from time to time reasonably request, and will permit JMB and its designees, from time to time, to inspect, audit and make copies of and extracts from all records and all other papers in the possession of the Borrower which pertain to the Collateral, and will, upon request of JMB, deliver to JMB all of such records and papers; (f) not enter into any modification, amendment or supplement to, or permit the termination of, or execute any waiver or release of, any term or provision of, or rights under, the Agreement or the O & Y Guaranty without the prior written approval of JMB thereto except as otherwise agreed in writing by JMB; (g) not cause or permit 245 to be dissolved or terminated, or its business affairs wound up, or any person or entity to be added or subtracted as a partner in 245 without the prior written approval of JMB; (h) perform, or cause to be performed, all of Borrower's obligations under the Agreement and all other Collateral, so Borrower's rights in and to the Collateral shall not be impaired or jeopardized in any manner whatsoever; (i) notify JMB in writing promptly of any material default by Borrower under the Agreement or any notice to Borrower of any default under the Agreement; and (j) notify JMB in writing of any material default by O & Y Equity under the Agreement, and, in any case, furnish JMB with a copy of any notice of default given by Borrower to any party under the Agreement simultaneously with the giving of such notice to the defaulting party.

     5.   Payment of Amounts Due Borrower under the Agreement.
A. Prior to notice by JMB to Borrower, 245 and O & Y Equity of an event which is a Default, or which, but for the passage of any applicable grace period, would be a Default, by Borrower hereunder, Borrower agrees to pay immediately and in full to JMB (to reduce the indebtedness on the Restated Promissory Notes and the JMB Note), and after such notice, the Borrower hereby irrevocably authorizes and directs 245, to pay all proceeds now due or hereafter to become due to the Borrower in respect of 245 and/or the 245 Properties, whether derived from any financing or refinancing of the 245 Properties prior to the maturity date of the Restated Promissory Notes and the JMB Note, or from any distributions to the partners under the Agreement either of capital or cash flow, or otherwise, into an account which JMB shall designate for the benefit of JMB only. If Borrower cures a default of which JMB has given Borrower notice before such default constitutes a Default hereunder, then Borrower's authorization and direction to 245, to make payments directly to JMB shall lapse and be of no further force and effect with respect to such default; provided, however, that 245 may continue to make payments directly to JMB until JMB shall have given 245 and O & Y Equity further notice hereunder (JMB agreeing promptly to notify 245 and O & Y Equity in the event that 245 shall no longer be required to make payments directly to JMB hereunder). All such amounts received by JMB, either from the Borrower or 245, shall be applied to the Liabilities in the manner set forth in the Restated Promissory Notes and the JMB Note.

     B. For so long as Borrower is making such payments, the proceeds now due or hereafter to become due to the Borrower in respect of 245 and/or 245 Properties may be net of normal operating costs of Borrower, including attorney's fees and accountant's fees and reimbursements for other services rendered to the Borrower by third parties.

     6. Indemnification. The Borrower will indemnify and save harmless JMB from and against all claims, liabilities and expenses on account of any liability, adverse claim, loss or expense asserted against JMB under or by reason of this Assignment or as a result of any payments received by JMB from any obligor on any Collateral or otherwise as proceeds of any Collateral, except for matters resulting from a) the gross negligence or intentional misconduct of JMB in exercising any of its remedies hereunder or in performing any of its duties and obligations hereunder, or b) matters relating to any period after such time as JMB (or any third party acquiring the Collateral pursuant to JMB's exercise of its remedies) may have fully succeeded to all of Borrower's right, title and interest in and to the Collateral as a result of its exercise of its remedies hereunder or otherwise. Such obligation of the Borrower shall continue in effect after and notwithstanding the discharge of the Liabilities and the release hereof or the succession by JMB (or any third party acquiring the Collateral pursuant to JMB's exercise of its remedies) to Borrower's right, title and interest in and to the Collateral.

     7. Default. Whenever a Default shall be existing, JMB may exercise any rights and remedies available to it under the Restated Promissory Notes or any other Loan Document (including, without limitation, acceleration of the Liabilities), or under applicable law. In addition, JMB shall have all rights and remedies of a secured party under the Uniform Commercial Code of Illinois (regardless of whether such law or a similar law is in effect in the jurisdiction where such rights and remedies are asserted). Without limiting the foregoing, upon Default JMB may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, sell any or all of the Collateral, free of all rights and claims of the Borrower therein and thereto, at any public or private sale, and bid for and purchase any or all of the Collateral at any such sale. In connection with any sale of the Collateral made by JMB or any other party pursuant to or in accordance with or by reason of this Assignment, JMB or said other party shall have the right, free of any right of redemption of the Borrower (which Borrower hereby waives), to execute and deliver an assignment of the Collateral to any purchaser at such sale. The Borrower hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by JMB of any of its rights and remedies upon Default. If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least thirty (30) days before such disposition, postage prepaid, addressed to the Borrower either at the address shown above, or such other address of the Borrower within the State of Illinois as the Borrower may indicate to JMB by a written notice complying with Section 10 hereof. All costs and expenses of any kind whatsoever, of collection and enforcement of the Liabilities or any rights or remedies hereunder (including, without limitation, all costs of disposing of the Collateral, together with court costs and reasonable attorneys' fees), or incurred in realizing upon the Collateral or in enforcing this Assignment, shall be paid by the Borrower, shall be deemed to be additional Liabilities secured hereby. Any proceeds of any of the Collateral may be applied by JMB to the payment of expenses in connection with the Collateral, including reasonable attorneys' fees and legal expenses, and any balance of such proceeds shall be applied by JMB toward the payment of such of the Liabilities (including the Restated Promissory Notes and the JMB Note), and in such order of application, as JMB may from time to time elect, with the excess, if any, to be paid to Borrower.

     8. Performance by JMB of Borrower's Obligations. After a Default hereunder, or an event which, but for the passage of any applicable grace period, would be a Default hereunder, JMB may, from time to time, perform any obligation to be performed by the Borrower (a) hereunder or (b) under the Restated Promissory Notes or the JMB Note or any of the Loan Documents, any other instrument or document evidencing or securing any of the Liabilities, or (c) under the Collateral (including, without limitation, the Agreement), which the Borrower shall fail to perform, and JMB may take any other action which JMB deems necessary for the maintenance or preservation of any of the Collateral or its security interest in the Collateral, with the following limitations: (i) if Borrower's obligation to be performed by JMB is a non-monetary obligation and does not relate to the giving of a consent or approval, then JMB may render such performance only after JMB has given Borrower notice of an event which is a Default, or which, but for the passage of any applicable grace period, would be a Default hereunder (provided that JMB's power to perform such obligation shall cease if and at such time as Borrower cures an event which is not yet a Default within any applicable cure period); and (ii) if the Borrower's obligation to be performed by JMB relates to the giving of a consent or approval, JMB may render such performance only if a Default in the nature of the failure to perform a monetary obligation has occurred, JMB has accelerated the Liabilities, and JMB has initiated the process of foreclosing on the Collateral, and either (a) JMB deems such action necessary for the maintenance or preservation of any of the Collateral or its security interest in the Collateral, or (b) in JMB's opinion, without any requirement of an opinion of counsel, the Borrower is legally obligated under the Agreement to issue such consent or approval. All moneys advanced by JMB in connection with the foregoing, together with interest at the rate provided for after a default in the Restated Promissory Notes shall be repaid by the Borrower to JMB, upon the latter's demand, or at such earlier time as the Borrower may elect, and shall be secured hereby as part of the Liabilities prior to any other obligation secured hereby, but the making of any such advance by JMB shall not relieve the Borrower of any Default hereunder. Notwithstanding the foregoing, in all of their dealings with the Borrower in connection with any consents, approvals or other obligations which are the subject of the foregoing provisions of this
Section 8, Olympia & York 245 Park Avenue Holding Company, L.P. and O & Y Equity Company, L.P. (collectively with their respective successors and assigns, the "O & Y Partners") and 245 shall be entitled to rely on the directions of the managing general partner of Borrower until they shall have each received notice from JMB to the contrary and, following their receipt of such notice from JMB, the O & Y Partners and 245 shall be entitled to rely only on JMB's directions until such time as the O & Y Partners (or any of them) and 245 shall have received further notice from JMB that they may once again rely on the directions of the managing general partner of the Borrower (JMB agreeing promptly to notify 245 and the O & Y Partners in the event that they may once again rely on the directions of the managing general partner of Borrower pursuant to the terms of this
Section 8).

     9. No Liability on JMB. Anything herein contained to the contrary notwithstanding, this Assignment is given as collateral security only, (i) the Borrower shall remain liable under the Agreement to perform all of its obligations thereunder, (ii) JMB shall have no obligation or liability by reason of or arising out of this Assignment (including actions by JMB pursuant to Section 8 hereof), except matters resulting from JMB's gross negligence or intentional misconduct, and (iii) until such time, if any, as JMB (or a third party ["Third Party"] acquiring the Collateral pursuant to JMB's exercise of its remedies hereunder or under any other of the Loan Documents) succeeds to the Borrower's interest in the Collateral, JMB shall have no obligation or liability under the Agreement (and then JMB or such Third Party, as the case may be, only as to obligations and liabilities accruing from and after such time). In addition, unless and until JMB (or any such Third Party) succeeds to Borrower's interest in the Collateral, neither JMB nor such Third Party shall have any obligation to make any payment or to make any inquiry as to the nature or the sufficiency of any payment received by it, to present or file any claim, or to take any action to collect or enforce the payment of any amounts which have been assigned to it or to which it may be entitled at any time or times. Under no circumstances whatsoever will JMB (or any such Third Party) be deemed a partner or member in 245 until such time, if any, as JMB (or such Third Party) acquires Borrower's interest in the Collateral.

     10. Miscellaneous. No remedy herein conferred is intended to be exclusive of any other remedy, but every such remedy shall be cumulative and shall be in addition to every other remedy herein conferred, or conferred upon JMB by any other agreement or instrument or security, or now or hereafter existing at law or in equity or by statute.

     No failure or delay on the part of JMB in the exercise of any right or remedy hereunder or under any other instrument or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

     The satisfaction or discharge of any part of the Liabilities shall not in any way satisfy or discharge this Assignment, but this Assignment shall remain in full force and effect as long as any amount remains unpaid or any monetary obligation remains unperformed on or with respect to any such Liabilities.

     Wherever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if, for any reason whatsoever, any one or more of the provisions of this Assignment shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or cases in any particular jurisdiction or jurisdictions or in all jurisdictions or in all cases, such circumstances shall not have the effect of rendering such provision inoperative, unenforceable or invalid in any other jurisdiction or in any other case or of rendering any of the other provisions of this Assignment inoperative, unenforceable or invalid.

     This Assignment shall be a contract made under and governed by the laws of the State of Illinois.

     All notices under this Assignment shall be in writing and shall have been deemed to have been given when delivered personally or on the third Business Day following the day when deposited in the United States mail, postage prepaid, addressed to either party at its address set forth above, to the attention of, in the case of JMB, H. Rigel Barber and, in the case of Borrower, Stuart Nathan.

     This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, without limiting the foregoing, all rights and powers hereunder or with respect hereto of JMB, or any agent or representative of JMB, may be exercised by any successor or assignee of JMB, including any party to whom JMB sells a participation interest herein, or any agent or representative of such successor or assignee; provided, however, that all notices and directions to 245 or any of the O & Y Partners hereunder shall be made only by JMB and not by any holder of a participation interest in the loans referenced herein.

     This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute but one and the same instrument.

     11. Exculpation. Notwithstanding anything herein contained to the contrary, JMB agrees (for itself and any subsequent holder of this Assignment) that (1) all liability with respect to the debt secured by this Assignment, or any of the other documents executed and delivered by Borrower in connection herewith shall be satisfied only out of the assets of Borrower and that no present or future constituent partner (i.e. person holding an equity interest) in or any agent of the Borrower, nor any officer, shareholder, director, employee, trustee, beneficiary or agent of any corporation or trust that is or becomes a constituent partner in Borrower (including, but not limited to, persons executing documents or certificates on behalf of Borrower) shall have personal liability (either directly or indirectly), all such personal liability being expressly waived by JMB and (2) in no event shall a negative capital account or any other funding obligations of any constituent partner in Borrower be deemed to be an asset or the property of Borrower and neither JMB nor any subsequent holder of this document shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligations.

     IN WITNESS WHEREOF, this Assignment has been duly executed as of the day and year first above written.

                         JMB/245 PARK AVENUE ASSOCIATES, LTD.,
                         an Illinois limited partnership

                         By:  JMB Park Avenue, Inc.,
                              Its corporate general partner


                         By:  _________________________________

                         Name:_________________________________

                         Title:________________________________


                         JMB REALTY CORPORATION


                         By:  _________________________________

                         Name:_________________________________

                         Title:________________________________



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